NEWS RELEASE

FOR IMMEDIATE RELEASE
For more information, contact:
Liz Bauer				Carrie Schafer
Senior Vice President, 			Executive Director,
Investor Relations			Public Relations
CSG Systems, Inc.			CSG Systems, Inc.
Phone:  (303) 804-4065			Phone:  (303) 804-4075
E-mail:   liz_bauer@csgsystems.com	E-mail:  carrie_schafer@csgsystems.com



AT&T BROADBAND IS CONSIDERING THE INITIATION OF ARBITRATION AGAINST CSG

ENGLEWOOD, Colo. (March 14, 2002) - Global customer care and billing solutions provider CSG Systems, Inc. (NASDAQ: CSGS) today announced it has been notified by AT&T Broadband that AT&T is "considering" the initiation of arbitration against the company relating to a Master Subscriber Management System Agreement that the two companies entered into in 1997.

The letter states that AT&T's decision whether to seek arbitration is subject to the parties exhausting the negotiation process specified in the Master Agreement. That dispute resolution portion of the agreement calls for senior officers from each company to meet promptly, and for a period of not less than 30 days in an effort to resolve the dispute.

AT&T stated that any action to terminate the Master Agreement would be based upon the following claims. First, AT&T claims that CSG has failed to provide bundled or aggregated billing services, including CSG's breach of its obligation to provide telephony billing when required to do so under the Agreement. Second, the letter says that CSG has not cooperated with AT&T in utilizing another vendor to provide aggregated billing services, as well as CSG's improper assertion of its exclusivity rights. Third, the letter claims that CSG has breached the Most Favored Nations clause of the Agreement.

The notice further states that should a negotiated resolution not be achieved, AT&T could elect to seek a declaration that it is entitled to terminate the Master Agreement on the fifth anniversary of the contract, which is August 10, 2002.

"CSG believes that each of AT&T's claims are entirely without merit," said Joseph Ruble, Senior Vice President Corporate Development and General Counsel for CSG Systems, Inc. "Unfortunately, we have been down this road before with AT&T Broadband, as recently as September of 2000. Less than two weeks later, both AT&T and CSG settled the matter amicably, and AT&T agreed to dismiss with prejudice their Demand for Arbitration."


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March 14, 2002
CSG Systems, Inc.

"It is important to note that this is not a formal demand for arbitration. CSG intends to negotiate in good faith with AT&T Broadband management, but at this juncture it is impossible to predict when or how any resolution will be forthcoming, as we have yet to learn the details behind AT&T's claim," Ruble added.


About CSG Systems, Inc.

With worldwide headquarters in Englewood, Colo., CSG Systems, Inc. is a subsidiary of CSG Systems International, Inc. (NASDAQ: CSGS) Serving more than 200 service providers in nearly 40 countries, CSG is a leader in next-generation billing and customer care solutions for the cable television, direct broadcast satellite, advanced broadband services, mobile, 3G and fixed wireline markets. CSG's unique combination of proven and future-ready solutions, delivered in both outsourced and licensed formats, empowers its clients to deliver unparalleled customer service, improve operational efficiencies and rapidly bring new revenue-generating products to market. CSG is an S&P Midcap 400 company. For more information, visit our website at www.csgsystems.com.